Exhibit 10.3

December 4, 2009

Harleysville National Corporation

483 Main Street

Harleysville, Pennsylvania 19438

Gentlemen:

Re:	Additional Loans

We refer to the Promissory Note issued by you to us today in the original principal amount of $35,000,000 (the “Note”). All capitalized terms used but not defined in this letter shall have their meanings set forth in the Note.

This is to confirm our agreement with you that we will, prior to the termination of the Merger Agreement, loan you up to an additional Fifteen Million Dollars ($15,000,000) (such amount, the “Additional Commitment”) (for a potential aggregate total loan of Fifty Million Dollars ($50,000,000)) on exactly the same terms as those contained in the Note to the extent you need such additional funds in order to maintain the capital ratios of Harleysville National Bank and Trust Company at levels at least equal to those of a “Well Capitalized” (as defined in 12 C.F.R. Section 6.4) bank, without giving effect to any charges taken at our request pursuant to Section 6.11 of the Merger Agreement, or to avoid being so deemed by the Federal Deposit Insurance Corporation, the Office of the Comptroller of the Currency or any other federal or state banking regulator.

Any borrowing made by you pursuant to this letter (such borrowing an “Additional Borrowing”) shall reduce the Additional Commitment by the amount of such Additional Borrowing. For the avoidance of doubt, the Additional Commitment shall remain available to you until the aggregate amount of all Additional Borrowings total Fifteen Million Dollars ($15,000,000).

Harleysville National Corporation

December 4, 2009

If you are in agreement with the terms of this letter, please so indicate by dating and signing a copy of this letter in the place indicated below and returning it to us. The additional copy of this letter is for your records.

FIRST NIAGARA FINANCIAL GROUP, INC.

By:	/s/ Michael W. Harrington
Name: Michael W. Harrington Title: CFO

The above terms are accepted and agreed to

this 4th day of December, 2009

HARLEYSVILLE NATIONAL CORPORATION

By:	/s/ Paul D. Geraghty
Name: Paul D. Geraghty Title: President & CEO